SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid if previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 14, 2004

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting of the stockholders of CECO Environmental Corp. (“CECO”) will be held at Clarion Hotel and Suites, 5901 Pfeiffer Road, Cincinnati, Ohio 45242, on October 14, 2004 at 11:30 A.M., eastern standard time, for the following purposes:

1. to elect 7 directors;

2. to ratify the appointment of Deloitte & Touche LLP as the independent public accountants of CECO Environmental Corp. for fiscal year 2004; and

3. to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on September 10, 2004, are entitled to notice of and to vote at the annual meeting.

Your attention is directed to the accompanying Proxy Statement and proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors
/s/ Phillip DeZwirek

Phillip DeZwirek
Chairman of the Board of Directors and
Chief Executive Officer

September 15, 2004

CECO ENVIRONMENTAL CORP.

September 15, 2004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 14, 2004

The enclosed proxy is solicited by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“CECO”), to be voted at the annual meeting of stockholders to be held at 11:30 a.m. at Clarion Hotels and Suites, 5901 Pfeiffer Road, Cincinnati, Ohio 45242, on October 14, 2004, or any postponement or adjournment thereof (“Annual Meeting”). The mailing address of the principal office of CECO is 3120 Forrer Street, Cincinnati, Ohio, 45209. These proxy solicitation materials and CECO’s Annual Report for the year ended December 31, 2003, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about September 15, 2004.

Who Can Vote

Only stockholders of record at the close of business on September 10, 2004 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 9,991,678 shares of CECO Common Stock (“Common Stock”) outstanding and entitled to vote at the Annual Meeting, each such share being entitled to cast one vote.

Revocability of Proxies

A stockholder returning a proxy may revoke it at any time prior to exercise of the proxy at the Annual Meeting by executing and delivering a later-dated proxy which is voted at the Annual Meeting, by voting in person at the Annual Meeting or by delivering written notice to the Secretary of CECO at any time before the proxy is exercised. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 7 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 7 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

In order to ratify the selection of Deloitte & Touche LLP as the independent accountants of CECO, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual

Meeting is required. For each of these proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of those proposals.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the ratification of the 7 nominees for director proposed by the Board of Directors and set forth herein and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent public accountants of CECO for fiscal year 2004, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The names of, and certain information with respect to, the nominees of the Board of Directors for election as directors, to serve until the year 2005 annual meeting of stockholders and until their successors are elected and qualify, are set forth below. All nominees are now CECO directors. If, for any reason, any nominee should become unable to serve as a director, the persons named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors.

Directors and Nominees

The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of August 31, 2004.

Richard J. Blum, age 57, became the President and a director of the Company on July 1, 2000 and the Chief Executive Officer and President of CECO Group, Inc. on December 10, 1999. Mr. Blum has been a director and the President of Kirk & Blum since February 28, 1975 until November 12, 2002 and the Chairman and a director of kbd/Technic since November 1988. Mr. Blum is also a director of The Factory Power Company, a company of which CECO owns a minority interest and that provides steam energy to various companies, including CECO. Kirk & Blum and kbd/Technic were acquired by the Company on December 7, 1999. Mr. Richard Blum is the brother of Mr. David Blum.

Phillip DeZwirek, age 66, became a director, the Chairman of the Board and the Chief Executive Officer of the Company in August 1979. Mr. DeZwirek also served as Chief Financial Officer until January 26, 2000. Mr. DeZwirek’s principal occupations during the past five years have been as Chairman of the Board and Vice President of Filters (since 1985); Treasurer and Assistant Secretary of CECO Group (since December 10, 1999); a director of Kirk & Blum and kbd/Technic (since 1999); President of Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. (“Green Diamond”) (since 1990) and Vice Chairman and Chief Executive Officer of API Electronics Group, Inc. Mr. DeZwirek has also been involved in private investment activities for the past five years.

Jason Louis DeZwirek, age 33, the son of Phillip DeZwirek, became a director of the Company in February 1994. He became Secretary of the Company on February 20, 1998. Mr. DeZwirek from October 1, 1997 through January 1, 2002 served as a member of the Committee that was established to administer CECO’s Stock Option Plan. He also serves as Secretary of CECO Group (since December 10, 1999). Mr. DeZwirek’s principal occupation since October 1999 has been as President of kaboose, Inc., a company that owns a children’s portal. Mr. DeZwirek is (and has been since 2001) the Chairman of the Board of API Electronics Group, Inc., a publicly traded company that is a manufacturer of power semi-conductors primarily for military use.

Thomas J. Flaherty, age 66, became a director of the Company on May 10, 2004. Mr. Flaherty retired as COO and Board member of Fairchild Corp. in 1999. He spent forty years in various major industrial and aerospace corporations with worldwide responsibilities. His primary expertise is in operations, and in addition to serving as COO of Fairchild, has served as President and COO of IMO Industries, CEO, President and Board member of Transnational Industries, Senior Vice President of Pratt & Whitney, and Executive Vice President of Hamilton Standard, both divisions of United Technologies. He has served on boards both in the United States and internationally and is currently sitting on four boards of not-for-profit companies.

Josephine Grivas, age 64, has been a director of CECO since February 1991. She was its Secretary from October 1992, until she resigned as of February 2, 1998. Ms. Grivas has since October 1, 1997, also been a member of the Committee that was established to administer CECO’s stock option plan. She is also one of the initial administrators of the CECO Environmental Corp. 1999 Employee Stock Purchase Plan. Since February 20, 1998, Ms. Grivas has been a member of the Audit Committee, which assists the Board of Directors in its general oversight of CECO’s financial reporting process and such other matters that are properly referred to the Audit Committee by the Board of Directors. Ms. Grivas had been an administrative assistant for Phillip DeZwirek since 1975. She retired from this position in February 1998.

Melvin F. Lazar, age 65, became a director of CECO on February 6, 2003. Mr. Lazar also serves as Chairman of the Audit Committee. Mr. Lazar is a Certified Public Accountant and was the founding partner of the public accounting firm Lazar Levine & Felix LLP from 1969 until October 2002. Mr. Lazar has serviced public and closely-held companies for over 30 years and is considered an expert on business valuations and merger and acquisition activities. He also received his accreditation in Business Valuation from the American Institute of Certified Public Accountants in 1998. Mr. Lazar received his Bachelor of Business Administration degree from The City College of New York (Baruch) in 1960. He serves as Director and member of the Audit Committee of Enzo Biochem, Inc., a public company traded on the New York Stock Exchange, Director and Chairman of the Audit Committee of Arbor Realty Trust, Inc., a public company traded on the NYSE, and Director and Chairman of the Audit Committee of Active Media Services, Inc., a privately held company.

Donald A. Wright, age 66, became a director of CECO on February 20, 1998. Mr. Wright has also been a member of the Audit Committee since February 20, 1998. He is also one of the initial administrators of the CECO Environmental Corp. 1999 Employee Stock Purchase Plan and since January 1, 2002 has been a member of the Committee established to administer CECO’s stock option plan. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which is a real estate developer and apartment building syndicator, since 1992. Since November 1996, Mr. Wright has also been a real estate broker with Prudential Dunn Realtors in Pacific Beach, California.

Each of our directors other than Mr. Blum, Mr. Jason DeZwirek, and Mr. Phillip DeZwirek qualify as “independent” in accordance with the published listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 2003, the Board of Directors held no meetings. During and since the end of such period, action has been taken by unanimous and written consent of the Board of Directors. Mr. Phillip DeZwirek attended the 2003 annual meeting. Commencing after the date of our 2004 annual meeting, and in accordance with Nasdaq rules, the independent directors will have separate scheduled meetings without the non-independent directors present.

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company also has separate committees to administer the CECO Environmental Corp. 1997 Stock Option Plan and the CECO Environmental Corp. 1999 Employee Stock Purchase Plan.

The members of the Audit Committee are Directors Grivas, Wright, and Lazar. The Board of Directors has determined that Director Lazar qualifies as an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act and that each of the Audit Committee members, including Mr. Lazar, is independent under the applicable Nasdaq listing standards. The Audit Committee held 4 telephonic meetings in 2003. Director Grivas attended fewer than 75% of the total number of meetings held by the Audit Committee in 2003. As of September 1, 2004, the Audit Committee has held 4 telephonic meetings in 2004. See the Audit Committee Report below.

The members of the Committee that administers CECO’s stock option plan are Directors Grivas and Wright. This Committee held no meetings during 2003. Directors Grivas and Wright also administer the CECO Environmental Corp. 1999 Employee Stock Purchase Plan. This Committee held no meetings during 2003.

The Company does not have standing nominating or compensation committees. We have not formed a standing nominating committee to date because of the relatively long tenure of a majority of the directors and the size of CECO and the size of the Board of Directors. CECO also does not believe that it is necessary to form a standing nominating committee given that we will now, in accordance with recent Nasdaq rules, require director nominees to be selected, or recommended for the Board of Directors’ selection, by a majority of the independent members of the Board of Directors. The Board of Directors does not have a charter regarding the director nomination process, however, the Board of Directors will be adopting a board resolution that addresses the nomination process. We also do not have a specific process for security holders to send communications to the Board of Directors or a policy with regard to the consideration of director candidates recommended by stockholders. The Board of Directors is, however, in the process of establishing both such a process and a policy. Phillip DeZwirek, the CEO of CECO, participated in the recommendation of the appointment of Director Flaherty to the Board of Directors.

When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board of Directors, including the independent Board members, include:

•	whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO;

•	whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•	the contribution that the person can make to the Board of Directors, with consideration being given to the person’s business experience, education and such other factors as the Board of Directors may consider relevant; and

•	the character and integrity of the person.

DIRECTOR COMPENSATION

Director Lazar receives an annual amount of $20,000 paid in quarterly installments for serving as a director of CECO, $4,000 per year for serving as Chairman of the Audit Committee, and $1,000 for every formal board meeting and audit meeting he attends. He also received options on February 6, 2003 to purchase up to 10,000 shares of CECO’s common stock, which became exercisable on February 6, 2004 and are exercisable until 60 days after he ceases to be a director of CECO or any of its subsidiaries, at a price of $1.90, the closing price of CECO’s common stock as of such date.

Director Flaherty receives an annual amount of $25,000 paid in quarterly installments for serving as a director of CECO and $1,000 for every formal board meeting he attends. He also received options on May 10, 2004 to purchase up to 50,000 shares of CECO’s common stock at a price of $1.70 per share, 25,000 of which become exercisable on November 10, 2004 and 25,000 of which become exercisable on May 10, 2005. The options are exercisable until the earlier of 90 days after he ceases to be a director of CECO or any of its subsidiaries and May 9, 2009.

Director Wright received $3,000 in director fees in 2003 for attending meetings, including audit committee meetings, and $650 for travel expenses.

No other directors of CECO received consideration for serving in their capacity as directors of CECO or as members of any committee of the Board during its last fiscal year. Directors Richard Blum and Phillip DeZwirek receive compensation in their capacities as executive officers. CECO has no annuity, pension or retirement plans.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS.

REPORT OF THE CECO BOARD OF DIRECTORS AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of CECO’s financial reporting process and approval of the services provided CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its Charter, which the Board adopted in its current form on January 3, 2003.

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2003, with CECO’s management and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CECO’s Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Melvin F. Lazar, Chairman

Josephine Grivas

Donald A. Wright

EXECUTIVE OFFICERS

The executive officers are appointed by the Board of Directors of CECO and serve at the discretion of the Board of Directors. Information concerning each executive officer’s age, position and certain other information with respect to each executive officer can be found above under the section entitled “Directors and Nominees” except for the information for David D. Blum and Marshall J. Morris, each of whom serves as an officer. Summarized information for Messrs. Blum and Morris is as follows:

David D. Blum, age 49, became the Senior Vice President-Sales and Marketing and an Assistant Secretary of the Company on July 1, 2000 and the President of Kirk & Blum on November 12, 2002. Mr. Blum served as Vice President of Kirk & Blum from 1997 to 2000 and was Vice President-Division Manager Louisville at Kirk & Blum from 1984 to 1997. Mr. David Blum is the brother of Mr. Richard Blum.

Marshall J. Morris, age 45, became the Chief Financial Officer of the Company on January 26, 2000 and the Vice President-Finance and Administration on July 1, 2000. Mr. Morris also serves as Chief Financial Officer of CECO Group (since January 26, 2000). From 1996 to 1999, Mr. Morris was Treasurer of Calgon Carbon Corporation which stock trades on the New York Stock Exchange and which is a worldwide producer of specialty chemicals and supplier of pollution control technologies and services with annual sales of approximately $300 million. From 1995 to 1996, he served as a consultant with respect to business management and strategic planning. From 1989 through 1995, Mr. Morris also served as the Treasurer of Trico Products Corporation, an international manufacturer and distributor of original equipment automotive parts with annual sales of approximately $350 million.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth the name and address of each beneficial owner of more than five percent (5%) of CECO’s common stock known to CECO, the number of shares of common stock of CECO beneficially owned as of September 10, 2004, and the percent of the class so owned by each such person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of Total Common Shares Outstanding[1]
Phillip DeZwirek[2,3] Chief Executive Officer and Chairman of the Board 505 University Avenue Suite 1400 Toronto, Ontario M5G 1X3	4,787,457	39.1%

Jason Louis DeZwirek[2,4,5] Secretary 247 Erskine Avenue Toronto, Ontario M4P 1Z6	3,905,426	39.0%

Icarus Investment Corp.[2,6] 505 University Avenue Suite 1400 Toronto, Ontario M5G 1X3	2,281,760	22.8%

IntroTech Investments, Inc.[4] 247 Erskine Avenue Toronto, Ontario M4P 1Z6	1,598,666	16.0%

Can-Med Technology, Inc.[6] d/b/a Green Diamond Oil Corp. 505 University Avenue Suite 1400 Toronto, Ontario M5G 1X3	947,400	9.5%

Harvey Sandler[7] 17591 Lake Estates Drive Boca Raton, FL 33496	511,000	5.1%

[1]	Based upon 9,991,678 shares of our common stock outstanding as of September 10, 2004. For each named person, this percentage includes Common Stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of September 10, 2004, including, but not limited to, upon the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other person.
[2]	Icarus Investment Corp. (“Icarus”) is owned 50% by Phillip DeZwirek and 50% by Jason Louis DeZwirek. Ownership of the shares of common stock of CECO owned by Icarus Investment Corp. also are attributed to both Messrs. Phillip DeZwirek and Jason Louis DeZwirek. With respect to the shares owned by Icarus, Icarus has sole dispositive and voting power and Phillip DeZwirek and Jason Louis DeZwirek are deemed to have shared voting and shared dispositive power.
[3]

Includes (i) 750,000 shares of our common stock that Phillip DeZwirek can purchase on or prior to November 7, 2006 from CECO at a price of $1.75 per share pursuant to warrants granted to Mr. DeZwirek by the Company on November 7, 1996; (ii) 250,000 shares that may be purchased pursuant to warrants granted January 14, 1998 at a price of $2.75 per share prior to January 14, 2008; (iii) 250,000 shares of our common stock that may be purchased pursuant to warrants granted September 14, 1998 at a price of $1.626 per share prior to September 14, 2008; (iv) 500,000 shares that may be purchased pursuant to warrants granted to Mr. DeZwirek by the Company January 22, 1999, which are exercisable prior to January 22, 2009 at a price of $3.00 per share; and (v) 500,000 shares that may be purchased pursuant to warrants granted to Mr. DeZwirek by CECO August 14, 2000, which are exercisable prior to August 14, 2010 at a price of $2.0625 per share.

[4]	IntroTech Investments, Inc. (“IntroTech”) is owned 100% by Jason Louis DeZwirek. Ownership of the shares of common stock of CECO owned by IntroTech also are attributed to Jason Louis DeZwirek. IntroTech and Jason Louis DeZwirek are each deemed to have sole dispositive and sole voting power with respect to such shares.
[5]	Includes 25,000 shares of our common stock that Jason Louis DeZwirek can purchase on or prior to October 5, 2011 at a price of $2.01 per share pursuant to options granted to Mr. DeZwirek on October 5, 2001.
[6]	50.1% of the shares of Green Diamond are owned by Icarus. Ownership of the shares of common stock of Green Diamond also are attributed to Icarus. Icarus has voting and dispositive power, with respect to such shares which is shared with the other shareholders of Green Diamond.
[7]	Includes 20,000 shares held in the name of Phyllis Sandler, Mr. Sandler’s spouse.

SECURITY OWNERSHIP OF MANAGEMENT

As of September 10, 2004, the present directors and executive officers of CECO are the beneficial owners of the numbers of shares of common stock of CECO set forth below:

Name Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% Total Company Common Shares Outstanding[1]
Phillip DeZwirek[2]	4,787,457	39.1%
Jason Louis DeZwirek[3]	3,905,426	39.0%
Richard J. Blum[4]	499,241	4.8%
David D. Blum[5]	356,238	3.4%
Donald A. Wright[6]	50,000	0.5%
Marshall J. Morris[7]	50,600	0.5%
Thomas J. Flaherty[8]	25,000	0.2%
Melvin F. Lazar[9]	10,000	0.1%
Josephine Grivas	—	—
Officers and Directors as a group (8 persons)	7,402,202	56.3%

[1]	See Note 1 to the foregoing table.
[2]	See Notes 2 and 3 to the foregoing table.
[3]	See Notes 2, 4 and 5 to the foregoing table.
[4]	Includes 448,000 shares of our common stock that Mr. Richard Blum has the right to purchase for $2.9375 per share pursuant to a warrant granted to Mr. Richard Blum on December 7, 1999, in connection with the acquisition of Kirk & Blum and kbd/Technic. Also includes 25,000 shares that may be purchased pursuant to Options granted to Mr. Blum October 5, 2001, at a price of $2.01 per share.
[5]	Includes 335,000 shares of our common stock that Mr. David Blum has the right to purchase for $2.9375 per share pursuant to a warrant granted to Mr. David Blum on December 7, 1999, in connection with the acquisition of Kirk & Blum and kbd/Technic.
[6]	Includes (i) 10,000 shares of our common stock that may be purchased pursuant to Options granted June 30, 1998, at a price of $2.75 per share prior to June 30, 2008; (ii) 5,000 shares of our common stock that may be purchased pursuant to Options granted September 18, 2000 at a price of $2.0625 per share prior to September 18, 2010; and (iii) 10,000 shares that may be purchased pursuant to Options granted October 5, 2001 at a price of $2.01 per share.
[7]	Includes 400 shares held in the name of Cynthia S. Morris, the spouse of Mr. Morris. Also includes 40,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Morris to purchase 50,000 shares of our common stock on January 20, 2000. This option became exercisable on January 20, 2001, with respect to 10,000 of such shares, on January 20, 2002 with respect to another 10,000 shares, on January 20, 2003 with respect to another 10,000 of such shares, and on January 20, 2004 with respect to 10,000 shares. The additional 10,000 shares become exercisable January 20, 2005. The exercise price of the options is $2.50 per share.
[8]	Includes 25,000 shares of our common stock Mr. Flaherty has the right to purchase for $1.70 per share, which are exercisable November 10, 2004, pursuant to options granted to Mr. Flaherty on May 10, 2004. Options to purchase an additional 25,000 shares of common stock become exercisable May 10, 2005.
[9]	Includes 10,000 shares of our common stock Mr. Lazar has the right to purchase for $1.90 per share, pursuant to options granted Mr. Lazar on February 6, 2003.

CHANGES IN CONTROL

CECO is not aware of any current arrangement(s) that may result in a change in control of CECO.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2003 were made in a timely manner.

CERTAIN TRANSACTIONS

Since January 1, 2003, the following transactions have occurred in which persons who, at the time of such transactions, were directors, officers or owners of more than 5% of our common stock, had a direct or indirect material interest.

During the fiscal year ended December 31, 2003, we reimbursed Green Diamond $5,000 per month for use of the space and other office expenses of the Company’s Toronto office. Green Diamond is owned 50.1% by Icarus Investment Corp., which is controlled by Phillip DeZwirek, the Chief Executive Officer and Chairman of the Board of CECO, and Jason Louis DeZwirek, the Secretary and a director of the Company.

During the fiscal year ended December 31, 2003, we paid fees of $250,000 to Green Diamond for management consulting services. The services were provided by Phillip DeZwirek, the Chief Executive Officer and Chairman of the Board of CECO, through Green Diamond. Such amount is included as compensation paid to Mr. DeZwirek under “Executive Compensation.” The Audit Committee approved an increase in such management fees to $322,000 a year effective January 1, 2004. An additional payment of $24,000 for consulting services was also approved by the Audit Committee, and was paid to Green Diamond in the first quarter of 2004.

On September 30, 2003, Green Diamond provided $1,200,000 of subordinated debt to the Company. The proceeds were used to pay down our credit facility. The note issued to evidence the loan has a maturity date of April 30, 2005, or earlier if certain significant transactions occur, such as upon the sale of the stock or assets of the company or other change in control. Interest accrues at the rate of 6% per annum, and is payable on March 31 and September 30 of each year, commencing March 31, 2004. Payment of the note is subject to the subordination agreement with the banks providing the Bank Facility. In addition, payment may not be made if there is a default by the Company under the notes evidencing the $5 million of subordinated debt we placed in connection with obtaining our current bank facility. Green Diamond provided $4,000,000 of such subordinated debt.

EXECUTIVE COMPENSATION

Except for the compensation described below, neither CECO nor any of its subsidiaries paid, set aside or accrued any salary or other remuneration or bonus, or any amount pursuant to a profit-sharing, pension, retirement, deferred compensation or other similar plan, during its last fiscal year, to or for any of CECO’s executive officers or directors.

The following table summarizes the total compensation of Phillip DeZwirek, Richard J. Blum, David D. Blum and Marshall J. Morris for 2003 and the two previous years. Richard J. Blum, who also serves as Chief Executive Officer and President of CECO Group, is paid the amounts set forth below by CECO Group. Mr. DeZwirek and Mr. Morris are paid by CECO. David D. Blum, who also serves as Vice-President of Kirk & Blum, is paid by Kirk & Blum. No other officer of CECO made in excess of $100,000.

Summary Compensation Table For CECO

Name/Principal Position	Year	Annual Compensation Salary	Long-Term Compensation Securities Underlying Options (#)	All Other Compensation
Phillip DeZwirek	2003			$250,000[1]
Chairman of the Board	2002			$250,000
& Chief Executive Officer	2001	$111,000		$139,000

Richard J. Blum	2003	$244,600		$5,791[2]
President of CECO &	2002	$227,400		$11,438
President & Chief Executive	2001	$227,538	25,000[3]	$25,406
Officer of CECO Group

David D. Blum	2003	$181,275		$3,011[4]
Senior Vice President-Sales	2002	$170,750		$7,235
& Marketing and Assistant	2001	$170,106		$17,104
Secretary of CECO and
Vice President of Kirk & Blum

Marshall J. Morris	2003	$165,387		$2,601[5]
Vice President-Finance &	2002	$156,000		$2,227
Administration and Chief	2001	$155,769		$1,377
Financial Officer of CECO

[1]	Includes $250,000 paid to Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. in 2003 for consulting services provided by Green Diamond. Mr. DeZwirek is deemed to control Green Diamond.
[2]	Represents Company contribution of $2,514 to 401(k) plan on behalf of Mr. Richard Blum and $3,277 of insurance premiums paid for term life insurance for his benefit.
[3]	Represents options to purchase 25,000 shares of CECO’s stock granted on October 5, 2001. Such options are exercisable at any time between April 5, 2002 and October 5, 2011 at a price of $2.01 per share.
[4]	Represents Company contribution of $2,178 to 401(k) plan on behalf of Mr. David Blum and $833 of insurance premiums paid for term life insurance for his benefit.
[5]	Represents Company contribution of $2,099 to 401(k) plan on behalf of Mr. Morris and $502 of insurance premiums paid for term life insurance for his benefit.

Option Grants and Exercises in Last Fiscal Year

CECO did not grant any options to its executive officers in the fiscal year 2003. The following table sets forth information with respect to CECO’s executive officers concerning unexercised options on stock of CECO held as of the end of the fiscal year.

Aggregated Option/SAR on CECO

Exercises for the Year Ended December 31, 2003

and Option/SAR Values on CECO as of December 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/03		Value of Unexercised In-The-Money Options/ SARs at 12/31/03
			Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip DeZwirek	0	0	2,250,000	0	$6,000	N/A
Richard J. Blum	0	0	473,000	0	$0	N/A
David D. Blum	0	0	335,000	0	$0	N/A
Marshall J. Morris	0	0	30,000	20,000	$0	$0
Jason Louis DeZwirek	0	0	25,000	0	$0	N/A

Compensation Committee Interlocks and Insider Participation

The Board of Directors does not have a compensation committee. Richard J. Blum, Phillip DeZwirek and Jason Louis DeZwirek, all executive officers, have participated in deliberations of the Board of Directors concerning executive officer compensation.

Board Compensation Report On Executive Compensation

Our employee compensation policy is to offer a package including a competitive salary, competitive benefits, and an efficient workplace environment. We also encourage broad-based employee ownership of CECO stock through our Stock Purchase Plan in which most employees are eligible to participate. Our officers may also participate in the Stock Purchase Plan.

CECO’s compensation policy for officers is similar to that for other employees, and is designed to promote excellent performance and attainment of corporate and personal goals.

The Board of Directors has reviewed and approved individual officer salaries and bonuses. The Board of Directors is comprised of three executive officers and, as of May 10, 2004, four non-employee directors. Commencing with the date of our 2004 annual meeting, the compensation of the executive officers will be determined, or recommended to the Board of Directors for determination, by a majority of the independent members of the Board of Directors.

Officers of CECO are paid salaries in line with their responsibilities. These salaries are structured so they are comparable with salaries paid by competitors in the relevant industries. Officers (and other employees) are also eligible to receive stock option grants, which are intended to promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants.

The Board of Directors has annually reviewed and approved the compensation received by Phillip DeZwirek, Chief Executive Officer and Chairman of the Board, either individually or through Green Diamond. The Audit Committee now further reviews and approves payments made to Green Diamond, which Mr. Phillip DeZwirek is deemed to control. Commencing with the date of our 2004 annual meeting, the compensation of the Chief Executive Officer will be determined, or recommended to the Board of Directors for determination, by a majority of the independent members of the Board of Directors. The chief executive officer will not be present during voting or deliberations. His compensation is tied to revenues and profits, strategic goals, capital raising efforts, and his general performance. In addition, Mr. DeZwirek is a significant shareholder in CECO; to the extent his performance translates into an increase in the value of CECO’s stock, all shareholders, including Mr. DeZwirek, share the benefit.

Board of Directors

Richard J. Blum

Phillip DeZwirek

Jason Louis DeZwirek

Thomas J. Flaherty

Josephine Grivas

Melvin F. Lazar

Donald A. Wright

Employment Contracts

Richard J. Blum entered into an Employment Agreement dated December 7, 1999 with CECO Group, Inc., a wholly-owned subsidiary of CECO. The Employment Agreement has a term through December 7, 2005. Either party may terminate the Employment Agreement for cause. Mr. Richard Blum’s base salary is set annually, at the Board’s discretion, and is currently $244,600 per year. In addition to his base salary, Mr. Richard Blum is entitled to a bonus, depending upon whether the Company exceeds certain targets, and four weeks paid vacation.

David D. Blum entered into an Employment Agreement dated December 7, 1999 with Kirk & Blum. The Employment Agreement has a term through December 7, 2005. Either party may terminate the Employment Agreement for cause. Mr. David Blum’s base salary is set annually, at the Board’s discretion, and is currently $181,275 per year. In addition to his base salary, Mr. David Blum is entitled to a bonus, depending upon whether the Company exceeds certain targets, and four weeks paid vacation.

Compensation Under CECO Stock Option Plan and Stock Purchase Plans

Stock Option Plan

Our Stock Option Plan was adopted by our board of directors on October 1, 1997 and approved by the shareholders on September 10, 1998. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, consultants, advisors and directors. The number of shares of common stock reserved under the Stock Option Plan are 1,500,000. Of these shares, 168,700 shares were subject to outstanding options as of December 31, 2003. No options have been exercised as of March 15, 2003.

A committee of our board administers the stock plan and determines the terms of awards granted, including the exercise price, the number of shares subject to individual awards and the vesting period of awards. Directors Grivas and Wright currently serve on such committee. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The committee determines the exercise price of options granted under the Stock Option Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The committee determines the term of all other options.

On February 6, 2003, we granted options under the Stock Option Plan to Director Lazar to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $1.90. No other options were granted under the Stock Option Plan in the year 2003.

On May 10, 2004, we granted options under the Stock Option Plan to Director Flaherty to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.70 per share.

Stock Purchase Plan

On September 21, 1999, our Board of Directors adopted the Stock Purchase Plan which was approved by the stockholders on November 16, 1999. Employees, other than certain part-time employees, are eligible to participate in the Stock Purchase Plan, which provides employees the opportunity to purchase our stock at a discounted price. The maximum number of shares of common stock that will be offered under the Stock Purchase Plan is 1,000,000. Such shares will be offered in nine separate consecutive offerings, which commenced October 1, 1999, with the final offering terminating on September 30, 2004. The purchase price per share will be the lesser of 85% of the market price of the stock on the last business day of the offering or 85% of the market price of the stock on the offering date. Payment for the stock under the Stock Purchase Plan is paid through employee payroll deductions. The Stock Purchase Plan is administered by our Board of Directors, however, the Board of Directors may delegate its authority to a committee of the board or an officer of the Company. Directors Grivas and Wright currently administer the Stock Purchase Plan.

As of December 31, 2003, 73,898 shares of stock were issued under the Stock Purchase Plan; 6,241 of which were issued to Mr. Richard Blum, and 10,019 of which were issued to Mr. David Blum as of December 31, 2003. Mr. David Blum was issued 2,120 of the shares in 2003. As of September 1, 2004, an additional 6,704 shares of stock have been issued under the Stock Purchase Plan in 2004, 1,219 of which have been issued to Mr. David Blum, for a total to date of 11,238 shares issued to Mr. David Blum under the Stock Purchase Plan. No other shares of stock under the Stock Purchase Plan have been issued to an executive officer or director of the Company.

Director Compensation

In consideration for Melvin F. Lazar’s valuable service to the Company as a director, we granted Mr. Lazar options on February 6, 2003 to purchase up to 10,000 shares of our common stock under the Stock Option Plan at a price of $1.90, the closing price of CECO’s common stock as of such date. Such options are exercisable at any time between February 6, 2004 and 60 days after he ceases to be a director of the Company or any of its subsidiaries and are not transferable other than by will or the laws of descent. Mr. Lazar also receives an annual amount of $20,000, paid in quarterly installments for serving as director, $4,000 per year paid in quarterly installments for serving as Chairman of the audit committee, and $1,000 for every formal board meeting and audit meeting he attends. Mr. Lazar’s reasonable travel expenses will be reimbursed by us. In 2003, Mr. Lazar received $18,000 in director’s fees, $3,600 in audit committee chair fees (both prorated to account for his becoming a director in February 2003), $3,000 for attendance at three formal meetings, and $1,188 for travel expense reimbursement. Mr. Lazar has agreed to attend at least one audit meeting a quarter and such other audit committee meetings that are determined to be necessary by the audit committee.

Director Flaherty receives an annual amount of $25,000 paid in quarterly installments for serving as a director of CECO and $1,000 for every formal board meeting he attends. He also received options on May 10, 2004 to purchase up to 50,000 shares of CECO’s common stock at a price of $1.70 per share, 25,000 of which become exercisable on November 10, 2004 and 25,000 of which become exercisable on May 10, 2005. The options are exercisable until the earlier of 90 days after he ceases to be a director of CECO or any of its subsidiaries, and May 9, 2009.

In 2003, Director Wright received $3,000 for attendance at three formal meetings and $650 for travel expense reimbursement.

No other directors of CECO received consideration for serving in their capacity as directors of CECO or as members of any committee of the Board during its last fiscal year. Directors Richard Blum and Phillip DeZwirek receive compensation in their capacities as executive officers.

Stock Performance Graph

The line graph below compares the annual percentage change in CECO’s cumulative total shareholder return on its Common Stock with the cumulative total return of the Russell 2000 Stock Index (a broad-based market index) and The Dow Jones Industry Group—Pollution Control (a “Peer Group Index”) for the five-year period ending December 31, 2003. The graph and table assumes $100 invested on January 1, 1999 in CECO’s Common Stock, the Russell 2000 Stock Index and The Dow Jones Industry Group—Pollution Control and that all dividends were reinvested. The Dow Jones Industry Group—Pollution Control Index total return is weighted by market capitalization.

The Dow Jones Industry Group—Pollution Control reflects CECO’s performance against pollution control businesses, CECO’s principal industry group, and provides an appropriate indicator of cumulative total shareholder returns. There are 60 companies included in this industry group.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG

CECO ENVIRONMENTAL CORP., RUSSELL 2000 INDEX AND PEER GROUP INDEX

PROPOSAL II

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the independent public accountants of CECO for its fiscal year ending December 31, 2004. Deloitte was engaged to act as CECO’s public accountants on September 28, 2000. The Audit Committee pre-approves any engagement of Deloitte and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent public accountant and nominate an independent public accountant for shareholder approval. Representatives of Deloitte are not expected to be present at the Annual Meeting. If the stockholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider the recommendation.

FEES PAID TO DELOITTE & TOUCHE LLP

The following table sets forth the fees paid for services provided by Deloitte & Touche LLP during the fiscal years ended December 31, 2002 and December 31, 2003.

	2003	2002
Audit Fees	$163,000	$152,996
Audit-Related Fees	8,000	14,600
Tax Fees	60,475	59,228
All Other Fees	0	3,689
Total	$231,475	$230,513

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Fees. These are fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include work associated with the Company’s registration statement on Form S-1 and the Post-Effective Amendment on Form S-3 to Form S-1/A.

Tax Fees. These are fees for professional services rendered by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning. These services include tax return preparation, tax consulting associated with inventory, and consulting on tax planning matters.

All Other Fees. These are fees for other services rendered by Deloitte & Touche LLP that do not meet the above category descriptions. These services include consulting on real estate accounting matters.

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting with a quorum present is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF CECO FOR FISCAL YEAR 2004.

ADDITIONAL INFORMATION

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board of Directors may recommend.

A COPY OF CECO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO CECO ENVIRONMENTAL CORP., TO THE ATTENTION OF THE SECRETARY, 3120 FORRER STREET, CINCINNATI, OHIO 45209.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received by the Secretary of the Company at 3120 Forrer Street, Cincinnati, Ohio 45209, no later than the close of business on May 18, 2005. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included.

If a shareholder wishes to present a proposal at our 2005 annual meeting and the proposal is not intended to be included in the Company’s proxy statement relating to the 2005 annual meeting, the shareholder must give advance notice to the Company prior to the deadline for the annual meeting, or such notice of proposal will be deemed untimely. In order to be deemed properly presented, the notice of a proposal must be delivered to the Company’s Secretary no later than May 18, 2005.

METHOD OF PROXY SOLICITATION

The cost of solicitation of the proxies will be borne by CECO. In addition to solicitation of the proxies by use of the mails, employees of CECO or its subsidiaries, without extra remuneration, may solicit proxies personally or by telephone. CECO will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors and
Chief Executive Officer

September 15, 2004

CECO ENVIRONMENTAL CORP.

3120 Forrer Street

Cincinnati, Ohio 45209

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Phillip DeZwirek as Proxy, with the power to appoint his substitute, and hereby authorizes him, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on September 10, 2004, at the Annual Meeting of Stockholders to be held at Clarion Hotel & Suites, 5901 Pfeiffer Road, Cincinnati, Ohio 45242, on October 14, 2004 at 11:30 a.m. or any adjournment thereof.

(To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

October 14, 2004

Please date, sign and e-mail

your proxy card in the envelope provided as soon

as possible.

¯Please detach and mail in the envelope provided.¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

(1) ELECTIONOF DIRECTORS ☐ FORALL NOMINEES ☐ WITHHOLDAUTHORITY FOR ALL NOMINEES ☐ FORALL EXCEPT (see instructions below)	Nominees: O Richard J. Blum O Jason Louis DeZwirek O Phillip DeZwirek O Thomas J. Flaherty O Josephine Grivas O Melvin F. Lazar O Donald A. Wright	(2) PROPOSAL NO. II Deloitte & Touche LLP as Independent Public Accountants	For Against Abstain ☐ ☐ ☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                    ☐

Signature of Stockholder:                         Date:              Signature of Stockholder                         Date:

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.